Exhibit 99.1

FIRST AMENDMENT TO VOTING AGREEMENT

THIS FIRST AMENDMENT TO VOTING AGREEMENT (this “First Amendment”), is made and entered into as of this 31st day of March, 2017, by and among ULURU, Inc., a Nevada corporation (the “Company”), each holder of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share listed on Schedule A to the Voting Agreement (together with any subsequent transferees, who become parties to the Voting Agreement as “Investors” pursuant to Subsection 5.1 of the Voting Agreement, the “Investors”), and those certain stockholders of the Company listed on Schedule B to the Voting Agreement (the “Key Holders,” and together collectively with the Investors, the “Stockholders”). Capitalized terms used herein shall have the meaning given such terms in the Voting Agreement.

RECITALS

A.           The Company and the Stockholders entered into that certain Voting Agreement dated February 27, 2017 (the “Voting Agreement”).

B.           In connection with the Second Closing, the Company and the Stockholders have determined to amend Schedule B of the Voting Agreement, to remove Terrance K. Wallberg as a Key Holder.

C.           This First Amendment shall be effective as of the Second Closing.

NOW, THEREFORE, the parties agree as follows:

1.            Amendment to Schedule B. Schedule B to the Voting Agreement is amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.            Miscellaneous. All other provisions of the Voting Agreement are confirmed in their entirety and shall remain in full force and effect; provided, however, that any provision of the Voting Agreement inconsistent with this First Amendment shall be considered amended and revised to conform to the provisions of this First Amendment. This First Amendment is governed by and shall be construed according to the laws of the state of New York, excluding any conflict- of-laws rule or principle that might refer to the governance of the construction of this First Amendment to the law of another jurisdiction. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The counterpart signatures may be exchanged via telecopier, emailed pdf files or other electronic means of transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

KEY HOLDERS:

/s/ Michael I Sacks
Michael I Sacks

/s/ Bradley Sacks
Bradley Sacks

/s/ Terrance K. Wallberg
Terrance K. Wallberg

Centric Capital

Signature:	/s/ Bradley Sacks

Name:	Bradley Sacks

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

ULURU, Inc.

By:	/s/ Terrance K. Wallberg

Name:	Terrance K. Wallberg

Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

VELOCITAS PARTNERS LLC

By:	/s/ Vaidehi Shah

Name:	Vaidehi Shah

Title:	Managing member

VELOCITAS I LLC

By: Velocitas I Manager LLC, its Manager

By:	/s/ Vaidehi Shah

Name:	Vaidehi Shah

Title:	Manager

EXHIBIT A

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held

Bradley Sacks	20,000

Michael I Sacks (held through Hero Nominees as nominee)	16,025,245

Centric Capital Ventures LLC	286,480